Callidus Software Announces First Quarter 2008 Results

Record Quarterly Revenues $28.1 Million, Up 13% Year Over Year; Q1 Net New On-Demand ACV Bookings $5.4 Million

SAN JOSE, CA -- 04/30/2008 -- Callidus Software Inc. (NASDAQ: CALD), the leader in Sales Performance Management (SPM), today announced financial results for the first quarter ended March 31, 2008.

Total first quarter revenues were up 13% to $28.1 million, compared to the same quarter last year. First quarter subscription (on-demand) and support revenues were up 51% to $8.3 million, first quarter services and other revenues were up 44% to $15.9 million, and first quarter license revenues were down 52% to $4.0 million, in each case, compared to the first quarter of 2007. In addition, the net new Annual Contract Value (ACV) of on-demand bookings was $5.4 million in the first quarter of 2008, compared to $1.6 million the same quarter last year and $6.5 million in the fourth quarter of 2007. Net new ACV represents the annual value of contracts signed, less any cancellations. All results for the first quarter of 2008 included the operations of Compensation Technologies from the January 14, 2008 acquisition date.

The on-demand business contributed positive gross margin for the first time. Services showed margin improvement over both Q4 and Q1 of 2007, while non-GAAP operating expenses were down 15% to $13.0 million, compared to the same quarter last year.

First quarter GAAP net loss was $2.6 million, or ($0.09) per share. $2.5 million of expenses included in the loss were made up of $1.7 million of stock-based compensation expense, $0.4 million of restructuring expense and $0.4 million of acquisition related amortization expense. This compares to net loss of $3.4 million, or ($0.12) per share, for the first quarter of 2007, which included $1.2 million of stock-based compensation expense.

Cash and investments totaled $42.2 million at March 31, 2008, a decrease of $8.4 million from December 31, 2007. The decrease was primarily due to money spent to acquire Compensation Technologies.

"I am pleased with how well Callidus executed against the major initiatives we publicly announced in the beginning of Q1 2008," said Leslie Stretch, president and CEO at Callidus Software. "We had record quarterly revenues and strong growth in our on-demand business. At the same time, we reduced expenses and successfully integrated the Compensation Technologies acquisition. For Callidus On-Demand, we now have over $20 million in cumulative ACV bookings, including $1.4 million from the acquisition, more than 4 times as much as we had just one year ago. We continued to add great customers to our world-class family of clients, as we saw demand for SPM solutions across a variety of industries, geographies, and market segments."

Recent Business Highlights

--  Callidus now has over 55,000 payees signed-up for its Callidus On-
    Demand solution, including its first on-demand customer in Europe.
--  Callidus acquired and completed the integration of Compensation
    Technologies, adding to both its consulting and on-demand businesses.
--  Callidus and IMS closed their first joint on-demand deal in Europe, within 3 months of signing their exclusive resale agreement.
--  Callidus previously announced a $10 million share repurchase program.
    Callidus spent approximately $2.6 million to repurchase 500,000 shares of its stock in the first quarter of 2008.
--  Callidus executed further cost savings measures and realized the full impact of the Q4 2007 reduction of its workforce.
--  Callidus launched TrueConnect, the first online customer community in the SPM market.

Financial Outlook

--  Total revenue for the second quarter of 2008 is expected to be between
    $28.0 million and $29.5 million.
--  GAAP Operating expenses, including stock-based compensation of approximately $2.3 million, are expected to be between $15.2 million and
    $16.2 million in the second quarter of 2008.

Conference Call

A conference call to discuss the first quarter 2008 results and outlook is scheduled for today at 1:30 p.m. Pacific Daylight Time (PDT). The conference call will be available via live-webcast at the Investor Relations section of Callidus' website at www.callidussoftware.com. To participate in the call by telephone, the dial-in number is 866-271-6130 (international: +1-617-213-8894), passcode 77629462.

A webcast replay and telephone playback of the conference call will be available after 3:30 p.m. PDT today through May 7, 2008. The webcast replay will be available at the Investor Relations section of Callidus' website under Calendar of Events. The telephone replay will be available by calling 888-286-8010 (international: +1-617-801-6888), passcode 88392414.

About Callidus Software®

Callidus Software (www.callidussoftware.com) (NASDAQ: CALD) is the leading provider of on-premise and on-demand Sales Performance Management (SPM) solutions to global companies across a broad range of industries. Our software allows innovative enterprises of all sizes to strategically manage incentive compensation, set quota targets, administer producers, and align territories, resulting in improved sales and distribution performance. Over 1.8 million salespeople, brokers, and channel representatives have their sales performance managed by Callidus Software's products.

Note on Forward-Looking Statements

The forward-looking statements included in this press release, including statements regarding estimates of second quarter 2008 total revenues, operating expenses, and stock-based compensation expense, reflect management's best judgment based on factors currently known and involve risks and uncertainties. These risks and uncertainties include, but are not limited to, timing and size of orders, potential material fluctuations in financial results and future growth rates, decreases in customer spending, uncertainty regarding the SPM market, customer cancellations or non-renewal of software maintenance contracts or on-demand services, our potential inability to manage effectively any growth we experience, uncertainty regarding the demand for and profitability of our on-demand offering, increased competition or new entrants in the marketplace, litigation and other risks detailed in Callidus' reports filed with the Securities and Exchange Commission (SEC), including its Form 10-K for 2007, copies of which may be obtained by contacting Callidus Software's Investor Relations department at 408-808-6577, or from the Investor Relations section of Callidus Software's website (www.callidussoftware.com). Actual results may differ materially from those presently reported. We assume no obligation to update the information contained in this release.

© 1998-2008 Callidus Software Inc. All rights reserved. Callidus Software, the Callidus Software logo, Callidus TrueAnalytics, TrueComp, TrueComp Grid, TrueComp Manager, TrueConnection, TrueFoundation, TrueInformation, TruePerformance, TruePerformance Index, TruePerformance Indicator, TrueMBO, TrueAllocation, TrueProducer, TrueQuota, TrueReferral, TrueResolution, and TrueService+ are trademarks, servicemarks, or registered trademarks of Callidus Software Inc. in the United States and other countries. All other brand, service or product names are trademarks or registered trademarks of their respective companies or owners.

                          CALLIDUS SOFTWARE INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                (In thousands, except for per share data)
                                (unaudited)

                                                        Three months ended
                                                             March 31,
                                                        --------  --------
                                                          2008      2007
                                                        --------  --------

Revenues:
  License                                               $  3,984  $  8,358
  Subscription and support                                 8,284     5,496
  Services and other                                      15,855    10,987
                                                        --------  --------
    Total revenues                                        28,123    24,841
Cost of revenues:
  License                                                    242       221
  Subscription and support (1)                             3,252     3,031
  Services and other (1) (2)                              12,819     9,349
                                                        --------  --------
    Total cost of revenues                                16,313    12,601
                                                        --------  --------
Gross profit                                              11,810    12,240
Operating expenses:
  Sales and marketing (1)                                  7,272     8,255
  Research and development (1)                             3,685     4,198
  General and administrative (1)                           3,394     3,902
  Restructuring                                              397        --
                                                        --------  --------
    Total operating expenses                              14,748    16,355
                                                        --------  --------
Operating loss                                            (2,938)   (4,115)
Interest and other income, net                               531       769
                                                        --------  --------
Income (loss) before provision for income taxes           (2,407)   (3,346)
Provision (benefit) for income taxes                         221        21
                                                        --------  --------
Net Income (loss)                                       $ (2,628) $ (3,367)
                                                        ========  ========

Basic net income (loss) per share                       $  (0.09) $  (0.12)
                                                        ========  ========
Diluted net income (loss) per share                     $  (0.09) $  (0.12)
                                                        ========  ========

Shares used in basic per share computation                29,756    28,610
                                                        ========  ========
Shares used in diluted per share computation              29,756    28,610
                                                        ========  ========

(1) Stock-based compensation included in amounts above by category:
  Subscription and support                              $    110  $     59
  Services and other                                         317       202
  Sales and marketing                                        489       267
  Research and development                                   290       325
  General and administrative                                 525       375
                                                        --------  --------
    Total stock-based compensation                      $  1,731  $  1,228
                                                        ========  ========

(2) Acquisition related asset amortization              $    417  $     --

                          CALLIDUS SOFTWARE INC.
                  CONDENSED CONSOLIDATED BALANCE SHEETS
                              (In thousands)
                                (unaudited)

                                                 March 31,    December 31,
Assets                                             2008           2007
                                               ------------   ------------
Current assets:
  Cash and cash equivalents                    $     19,125   $     21,813
  Short-term investments                             18,647         28,824
  Accounts receivable, net                           24,967         23,575
  Deferred income taxes                                 423            423
  Prepaid and other current assets                    4,463          4,038
                                               ------------   ------------
        Total current assets                         67,625         78,673
Long-term investments                                 4,437             --
Property and equipment, net                           4,500          4,438
Goodwill                                              3,802             --
Intangible assets, net                                5,175          2,333
Deferred income taxes, noncurrent                        90             90
Deposits and other assets                             1,935          1,913
                                               ------------   ------------
        Total assets                           $     87,564   $     87,447
                                               ============   ============

Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                             $      3,131   $      2,901
  Accrued payroll and related expenses                6,876          7,326
  Accrued expenses                                    3,015          4,137
  Deferred revenue                                   17,698         15,231
                                               ------------   ------------
        Total current liabilities                    30,720         29,595

Long-term deferred revenue                            2,237          2,326
Other liabilities                                     1,432          1,089
                                               ------------   ------------
        Total liabilities                            34,389         33,010
                                               ------------   ------------
Stockholders' equity
  Common stock                                           30             30
  Additional paid-in capital                        204,734        203,110
  Accumulated other comprehensive income                198            456
  Accumulated deficit                              (151,787)      (149,159)
                                               ------------   ------------
        Total stockholders' equity                   53,175         54,437
                                               ------------   ------------
        Total liabilities and stockholders'
         equity                                $     87,564   $     87,447
                                               ============   ============

Investor Relations Contact:
Ron Fior
408-808-6577
ir@callidussoftware.com

Press Contact:
Jock Breitwieser
408-975-6683
pr@callidussoftware.com